Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

BIOLARGO, INC.

BioLargo, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST, that the Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 19, 1991.

SECOND, that the Corporation’s Certificate of Incorporation, as amended, authorizes the Corporation to issue 450,000,000 shares of capital stock, 400,000,000 of which shall be common stock, and 50,000,000 shares of which shall be preferred stock.

THIRD, that its annual meeting of stockholders, duly held on June 2, 2022, wherein a quorum of stockholders were present, a majority of stockholders attending the meeting approved a resolution granting authority to the Corporation’s Board of Directors to amend the Corporation’s Certificate of Incorporation to increase the number of shares of common stock which the Corporation is authorized to issue from 400,000,000 to 550,000,000 shares, the implementation and timing of such to be determined in the discretion of the Board of Directors.

FOURTH, that at the annual meeting of the Board of Directors of the Corporation, duly held on June 2, 2022, wherein a quorum of directors was present, having been granted authority by the stockholders to do so, the Board of Directors unanimously adopted a resolution to amend the Corporation’s Certificate of Incorporation to increase the number of shares of common stock which the Corporation is authorized to issue from 400,000,000 to 550,000,000 shares.

FIFTH, that Article FOURTH of the Certificate of Incorporation of the Corporation be, and it hereby is, amended such that the number of shares of common stock which the Corporation is authorized to issue is 550,000,000 shares, and the total number of shares of capital stock which the Corporation is authorized to issue is 600,000,000 shares, including 50,000,000 shares of which shall be preferred stock.

SIXTH, that said amendments to the Certificate of Incorporation were duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said BioLargo, Inc. has caused this certificate to be signed by Dennis P. Calvert, its President, this 6th day of June, 2022.

/s/Dennis P Calvert

Signed: ______________________________________

Dennis P. Calvert, President

BioLargo, Inc.